Exhibit 99.3

March 27, 2015

CONSENT OF GZA GeoEnvironmental, Inc.

The undersigned hereby consents to the references to our company’s name in the form and context in which they appear in the 2014 Annual Report on Form 10-K of FMSA Holdings Inc. (“FMSA”). We also hereby consent to the filing of this letter as an exhibit to the 2014 Annual Report on Form 10-K of FMSA.

GZA GeoEnvironmental, Inc.

By: /s/ Mark J. Krumenacher

Name: Mark J. Krumenacher

Title: Principal/Senior Vice President